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                                                                      Exhibit 14
                         EXECUTIVE OFFICERS AND DIRECTORS
                                       OF
                          AXA FINANCIAL (BERMUDA) LTD.


         The names of the Directors and the names and titles of the Executive Officers of AXA Financial (Bermuda), Ltd. ("Bermuda") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Bermuda and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation
----------------------------- -----------------------------------

* Kevin R. Byrne	President, Chief Executive Officer and Chief
		Financial Officer; Executive Vice President,
		Chief Investment Officer and Treasurer, AXA
		Equitable Life Insurance Company

* William Casill	Senior Vice President, AXA Equitable Life
		Insurance Company

* Charles G.R. Collis (1)	Partner, Conyers Dill and Pearman
    2, Church Street
    Hamilton HM 11, Bermuda

* Charles A. Marino	Executive Vice President and Chief Actuary,
		AXA Equitable Life Insurance Company

* Jonathan Rawdon (1)	Assistant Vice President, Captive Solutions
   11 Victoria Street	Marsh
   Hamilton HM 11, Bermuda



*  Director
   (1) Citizen of Bermuda



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